Exhibit 1.02

Universal Electronics Inc.
Conflict Minerals Report
For the reporting period from January 1, 2013 to December 31, 2013

This Conflict Minerals Report (this “Report”) of Universal Electronics Inc. (the “Company,” “we,” “us” or “our”) has been prepared pursuant to Rule 13p-1 and Form SD promulgated under the Securities Exchange Act of 1934 for the reporting period January 1, 2013 to December 31, 2013 (the “Reporting Period”).
Rule 13p-1, through Form SD, requires the disclosure of certain information if a company manufactures or contracts to manufacture products for which certain “conflict minerals” (as defined below) are necessary to the functionality or production of such products, excepting conflict minerals that, prior to January 31, 2013, were located outside of the supply chain. Form SD defines “conflict minerals” as: (i)(a) columbite-tantalite (coltan), (b) cassiterite, (c) gold and (d) wolframite, or their derivatives, which are currently limited to tantalum, tin and tungsten; or (ii) any other mineral or its derivatives determined by the U.S. Secretary of State to be financing conflict in the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”). Our operations, including the operations of our consolidated subsidiaries, may at times manufacture, or contract to manufacture, products such as universal remote controls, integrated circuits and audio-video accessories (collectively, our “products”) for which conflict minerals are necessary to the functionality or production of those products. As required by Form SD, we have conducted a good faith reasonable country of origin inquiry (“RCOI”) regarding the conflict minerals included in our products during the Reporting Period, which we refer to as the “Subject Minerals,” to determine whether any of the Subject Minerals originated in the Covered Countries and/or whether any of the Subject Minerals may be from recycled or scrap sources. Where applicable, we have conducted additional due diligence regarding the sources of the Subject Minerals. The results of our RCOI regarding the Subject Minerals, as well as our additional due diligence regarding the sources of such Subject Minerals, are contained in this Report, which is publicly available with the related Form SD at www.uei.com/about/investor-relations under "SEC Filings". The content on any website referred to in this Report is not incorporated by reference into this Report unless expressly noted.
1.    The Company’s RCOI.
The Company has conducted a good faith RCOI regarding the Subject Minerals. This good faith RCOI was reasonably designed to determine whether any of the Subject Minerals originated in the Covered Countries and whether any of the Subject Minerals may be from recycled or scrap sources, in accordance with Form SD and related guidance provided by the Securities and Exchange Commission (“SEC”). The Company also exercised due diligence on the source and chain of custody of the Subject Minerals. The Company’s due diligence measures have been designed to conform to the framework in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidelines”).
The Company’s global supply chain is complex. Because the Company does not purchase conflict minerals directly from mines, smelters or refiners, there are many third parties in the supply chain between the Company and the original sources of conflict minerals. As a result, the Company relies on its direct suppliers to provide information regarding the origin of any conflict minerals that are included in its products. In accordance with the OECD Guidelines and related guidance provided by the SEC, the Company works with its direct suppliers to identify, where possible, the smelters and refiners of the Subject Minerals.
In preparation for conducting our RCOI, we analyzed our entire supplier base to identify suppliers that we believed could potentially provide components or materials containing Subject Minerals that were incorporated into products that we manufactured or contracted to manufacture. As a result of this process, we identified 280 direct suppliers (collectively, the “Covered Suppliers”) that we believed could potentially provide materials containing Subject Minerals. Beginning in June 2013, we sent a request to each of the Covered Suppliers to provide information regarding the presence and sourcing of conflict minerals used in the products supplied to the Company during the Reporting Period. To make these requests, we utilized the Electronic Industry Citizenship Coalition (“EICC”) and Global e-Sustainability Initiative (“GeSI”) Conflict Minerals Reporting Template (“EICC-GeSI

Template”). An escalation process was initiated with Covered Suppliers who continued to be non-responsive after the above contacts were made. In January and February 2014, we sent follow on letters to the Covered Suppliers to confirm that the representations included in their original responses remained accurate and complete. For the Reporting Period, we obtained representations from Covered Suppliers representing approximately 97% of the total dollar value of our purchases from Covered Suppliers during the Reporting Period.
Using a risk-based approach, we evaluated responses from the Covered Suppliers for plausibility, consistency, and gaps both in terms of which materials were stated to contain or not contain Subject Minerals, as well as the origin of those Subject Minerals. We engaged certain Covered Suppliers, holding discussions and reviewing the results of their internal due diligence efforts, to ensure that the responses to our inquiries regarding conflict minerals were thorough and understood.
2.     The Company’s Due Diligence Process.
The Company’s due diligence process is based on the OECD Guidelines. Due diligence measures undertaken by the Company during the Reporting Period included the following:
Establish Strong Company Management Systems.
Conflict Minerals Steering Committee and Adoption of Conflict Minerals Policy.
In May 2013, the Company formed a broad, interdisciplinary and cross-functional committee, which we refer to as the “Conflict Minerals Steering Committee,” comprised of individuals representing multiple departments and business units, to oversee and drive conflict minerals compliance. The Conflict Minerals Steering Committee was charged with establishing a conflict minerals policy applicable to the Company’s suppliers. The Conflict Minerals Steering Committee approved the adoption of the Company’s current policy regarding conflict minerals (“Conflict Minerals Policy”), which is available at www.uei.com/corporate-responsibility/conflict-minerals. The Conflict Minerals Policy affirms that the Company takes its corporate responsibility seriously and that it is the Company’s goal to use only conflict minerals in its products that are sourced responsibly.
Internal Team to Support Supply Chain Due Diligence.
The Company has established an internal team to manage conflict minerals engagement with its suppliers. The team is comprised of individuals representing the functional areas of procurement, product quality, manufacturing and compliance within each of our domestic and international business units. The Company’s team of subject matter experts is responsible for reaching out to the Company’s supplier base on an ongoing basis to collect information, including EICC-GeSI Templates, regarding the presence and sourcing of conflict minerals in the products supplied to the Company.
Internal Measures Taken to Strengthen Company Engagement With Suppliers.
The Company has undertaken the task of increasing its supply chain transparency and identifying risks within its supply chain. The Company is committed to conducting business in a socially responsible manner and is determined to partner with suppliers who are similarly committed. The Company engages in quality assessments with its suppliers on an annual basis. Through this process, the Company is able to remain engaged with its supply base from a quality and compliance perspective.
The Company is also working to strengthen its commitment to the responsible sourcing of conflict minerals through the use of specific provisions in its purchase orders. When engaging certain suppliers who may supply us with products containing conflict minerals, we include a provision in the “terms and conditions” section of our purchase orders that requires the supplier to represent to us that all products supplied to the Company are free of conflict minerals or if the supplier is unable to make this representation that the supplier will work with the Company to be able to make this representation or obtain sourcing information to enable the Company to accurately identify the source of conflict minerals contained in the products provided by the supplier, with the understanding that all products supplied will be free of conflict minerals. Further, suppliers are required to cooperate with the Company’s periodic requests to capture information regarding the source of conflict minerals in products provided to the Company.
Identify and Assess Risks in the Supply Chain.
As discussed above, we are assessing our supply chain risks and are working with our suppliers in developing greater supply chain transparency.

Design and Implement a Strategy to Respond to Identified Risks.
We are committed to maintaining high standards of corporate responsibility through our compliance with Form SD. During the Reporting Period, we worked to address any significant due diligence findings as they arose. For example, as noted above, we conducted additional due diligence for certain Covered Suppliers who provided inadequate or incomplete initial responses to the RCOI. Our risk assessment procedures will evolve as circumstances warrant. See “Additional Due Diligence and Risk Mitigation” below for additional detail.
Carry out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain.
Where possible, we have relied on third party assurances and certifications. For example, we accept as reliable any smelter that is a member of the EICC-GeSI Conflict Free Smelter program. To the extent that other audited supplier certifications are provided to us, we will consider reliance on such certifications on a case-by-case basis.
Report Annually on Supply Chain Due Diligence.
This report and related Form SD are publicly available at www.uei.com/about/investor-relations under "SEC Filings" and meets the OECD recommendation to report annually on supply chain due diligence.
3.    Due Diligence Results.
The Company manufactures products that may contain conflict minerals. Based on the information obtained pursuant to the RCOI and due diligence process described above, the Company determined that certain of the Subject Minerals were from “recycled or scrap sources” (as such term is defined in Form SD). Additionally, the Company compiled the list in Table 1 below of verified smelters that provided certain of the Subject Minerals.
Although the Company obtained information regarding the smelters used by the Covered Suppliers to process certain conflict minerals during the Reporting Period, as well as the countries of origin for such conflict minerals, in a number of cases the Covered Suppliers provided conflict mineral information at a company-wide level, rather than with respect to the specific products supplied to the Company. As a result, in these cases we were unable to conclude whether conflict minerals from smelters listed by these Covered Suppliers were actually used in the Company’s products and thus have not included these smelters in the list in Table 1, nor have we included country of origin information provided by these particular Covered Suppliers in the country of origin information below Table 1. As discussed above, we are assessing our supply chain risks and are working with our suppliers in developing greater supply chain transparency.
Table 1
List of Verified Smelters

Metal	Smelter Name
Columbite-Tantalite (Coltan/Tantalum)
Duoluoshan
Exotech Inc.
F&X
Global Advanced Metals
HC Starck GmbH
Hi-Temp
JiuJiang JinXin Nonferrous Metals Co. Ltd.
Kemet Blue Powder
Mitsui Mining & Smelting
Ningxia Orient Tantalum Industry Co., Ltd.
Plansee
Solikamsk Metal Works
Taki Chemicals
Telex
Ulba
Zhuzhou Cement Carbide

Metal	Smelter Name
Cassiterite (Tin)
CNMC (Guangxi) PGMA Co. Ltd.
Cookson
Cooper Santa
CV Duta Putra Bangka
CV JusTindo
CV Makmur Jaya
CV Nurjanah
CV Prima Timah Utama
CV Serumpun Sebalai
CV United Smelting
EM Vinto
Fenix Metals
Geiju Non-Ferrous Metal Processing Co. Ltd.
Gejiu Zi-Li
Gold Bell Group
Huichang Jinshunda Tin Co. Ltd.
Jiangxi Nanshan
Linwu Xianggui Smelter Co
Liuzhou China Tin
Malaysia Smelting Corporation (MSC)
Metallo Chimique
Mineração Taboca S.A.
Minmetals Ganzhou Tin Co. Ltd.
Minsur
Mitsubishi Materials Corporation
Novosibirsk Integrated Tin Works
OMSA
PT Alam Lestari Kencana
PT Artha Cipta Langgeng
PT Babel Inti Perkasa
PT Babel Surya Alam Lestari
PT Bangka Kudai Tin
PT Bangka Putra Karya
PT Bangka Timah Utama Sejahtera
PT Belitung Industri Sejahtera
PT BilliTin Makmur Lestari
PT Bukit Timah
PT DS Jaya Abadi
PT Eunindo Usaha Mandiri
PT Fang Di MulTindo
PT HP Metals Indonesia
PT Koba Tin
PT Mitra Stania Prima
PT Refined Banka Tin
PT Sariwiguna Binasentosa
PT Stanindo Inti Perkasa
PT Sumber Jaya Indah
PT Tambang Timah
PT Timah
PT Timah Nusantara
PT Tinindo Inter Nusa
PT Yinchendo Mining Industry
Thaisarco
White Solder Metalurgia
Yunnan Chengfeng
Yunnan Tin Company Limited

Metal	Smelter Name
Gold
Aida Chemical Industries Co. Ltd.
Allgemeine Gold- und Silberscheideanstalt A.G.
Argor-Heraeus SA
Asahi Pretec Corporation
Asaka Riken Co Ltd
Caridad
Chugai Mining
Codelco
Daejin Indus Co. Ltd
DaeryongENC
Do Sung Corporation
Dowa
FSE Novosibirsk Refinery
Heimerle + Meule GmbH
Heraeus Ltd Hong Kong
Heraeus Precious Metals GmbH & Co. KG
Hwasung CJ Co. Ltd
Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited
Ishifuku Metal Industry Co., Ltd.
Japan Mint
Jiangxi Copper Company Limited
Johnson Matthey Inc
Johnson Matthey Limited
JX Nippon Mining & Metals Co., Ltd
Kojima Chemicals Co. Ltd
Korea Metal Co. Ltd
LS-Nikko Copper Inc
Materion
Matsuda Sangyo Co. Ltd
Metalor Technologies (Hong Kong) Ltd
Metalor Technologies SA
Metalor USA Refining Corporation
Mitsubishi Materials Corporation
Mitsui Mining and Smelting Co., Ltd.
Navoi Mining and Metallurgical Combinat
Nihon Material Co. LTD
Ohio Precious Metals LLC
Pan Pacific Copper Co. LTD
Rand Refinery (Pty) Ltd
Royal Canadian Mint
Sabin Metal Corp.
SAMWON METALS Corp.
SEMPSA Joyeria Plateria SA
Shandong Zhaojin Gold & Silver Refinery Co. Ltd
Solar Applied Materials Technology Corp.
Sumitomo Metal Mining Co. Ltd.
Tanaka Kikinzoku Kogyo K.K.
The Great Wall Gold and Silver Refinery of China
The Refinery of Shandong Gold Mining Co., Ltd
Tokuriki Honten Co. Ltd
Torecom

Metal	Smelter Name

Umicore SA Business Unit Precious Metals Refining
United Precious Metal Refining Inc.
Valcambi SA
Western Australian Mint trading as The Perth Mint
Xstrata Canada Corporation
Yokohama Metal Co Ltd
Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Zijin Mining Group Co. Ltd

Wolframite (Tungsten)
A.L.M.T. Corp.
ATI Tungsten Materials
Chaozhou Xianglu Tungsten Industry Co Ltd
China Minmetals Nonferrous Metals Co Ltd
Chongyi Zhangyuan Tungsten Co Ltd
Dayu Weiliang Tungsten Co., Ltd
Fujian Jinxin Tungsten Co., Ltd
Ganzhou Grand Sea W & Mo Group Co Ltd
Global Tungsten & Powders Corp
HC Starck GmbH
Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.
Japan New Metals Co Ltd
Jiangxi Rare Earth & Rare Metals Tungsten Group Corp
Jiangxi Tungsten Industry Group Co Ltd
Wolfram Bergbau und Hütten AG
Wolfram Company CJSC
Xiamen Tungsten Co Ltd
Zhuzhou Cemented Carbide Group Co. Ltd

Based on the information obtained pursuant to the RCOI and due diligence process described above, the Company does not have sufficient information, with respect to the Subject Minerals, to determine the country of origin of all such Subject Minerals; however, based on the information that has been obtained, the Company has reasonably determined that countries of origin of the Subject Minerals include the following countries: Australia, Bolivia, Brazil, Canada, China, Germany, Indonesia, Malaysia, Mexico, Mozambique, Peru, Portugal, Russia, Spain and the United States.
4.    Additional Due Diligence and Risk Mitigation.
The Company expects to continually improve its supply chain due diligence efforts to mitigate the risk that the necessary conflict minerals in its products benefit armed groups in the Covered Countries. Such measures include, but are not limited to:

•	assessing the presence of conflict minerals in its supply chain;

•	clearly communicating expectations with regard to supplier performance, transparency and sourcing;

•	increasing internal and external education programs about the Company’s responsible sourcing efforts and programs;

•	increasing the response rate and the quality of information in responses for the RCOI process;

•	further embedding the RCOI process into the Company’s compliance processes such as the onboarding of new suppliers and quality reviews of existing suppliers;

•	evaluating the implementation of a conflict minerals compliance software program to house and maintain RCOI and due diligence information; and

•	continuing to compare RCOI results to information collected via independent conflict free smelter validation programs such as the EICC/GeSI Conflict Free Smelter program.